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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14D-9/A

(Rule 14D-101)

SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
OF THE SECURITIES EXCHANGE ACT OF 1934

AMENDMENT NO. 4

AMX CORPORATION
(Name of Subject Company)

AMX CORPORATION
(Name of Person Filing Statement)

COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)

00180C10 5
(CUSIP Number of Class of Securities)

C. Chris Apple
AMX Corporation
3000 Research Drive
Richardson, Texas 75082
Telephone: 469-624-8000
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications on Behalf of Filing Person)

WITH COPIES TO:

Michael A. Saslaw, Esq.
Weil, Gotshal & Manges LLP
200 Crescent Court, Ste. 300
Dallas, Texas 75201
Telephone: (214) 746-7700

☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         This Amendment No. 4 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "Commission") on February 24, 2005, as amended and supplemented by Amendment No. 1 to the Solicitation/Recommendation Statement on Schedule 14D-9 filed on March 9, 2005, Amendment No. 2 to the Solicitation/Recommendation Statement on Schedule 14D-9 filed on March 16, 2005, and Amendment No. 3 to the Solicitation/Recommendation Statement on Schedule 14D-9 filed on March 18, 2005 (as so amended and supplemented, the "Schedule 14D-9"), by AMX Corporation, a Texas corporation ("AMX" or the "Company"). The Schedule 14D-9 relates to the cash tender offer disclosed in the Schedule TO, dated February 24, 2005, filed with the Commission by Amherst Acquisition Co., a Texas corporation and a wholly-owned subsidiary of Thrall Omni Company, Inc., a Delaware corporation, which is an affiliate of Duchossois Industries, Inc., an Illinois corporation, to acquire all of the issued and outstanding shares of the Company's common stock, par value $0.01 per share, not already owned by Parent, Purchaser or any of their affiliates, for an amount equal to $22.50 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 24, 2005, and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

        The information in the Schedule 14D-9 is hereby expressly incorporated by reference, except as otherwise set forth below. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Schedule 14D-9.

ITEM 4.    THE SOLICITATION OR RECOMMENDATION.

        Subsection (b)(ii) of Item 4 entitled "Reasons for the Recommendation of AMX's Board of Directors" is hereby amended and supplemented by substituting the following in lieu of the first sentence of that subsection on page 8:

  In making the determinations and recommendations set forth in subsection (a) above, AMX's board of directors had a number of reasons, including, without limitation, the following reasons, each of which lead to the favorable determination of the board to make such recommendations:

        Subsection (b)(ii) of Item 4 entitled "Reasons for the Recommendation of AMX's Board of Directors" is hereby amended and supplemented by substituting the following in lieu of the last paragraph of that subsection on page 9:

  AMX's board of directors did not assign relative weights to the above reasons or determine that any reason was of special importance. Rather, the board of directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the board of directors assigned different weights to the various reasons described above.

ITEM 8.    ADDITIONAL INFORMATION.

        Item 8 is hereby amended and supplemented by adding the following to the end of such section:

          Questions and Answers for AMX Optionholders.    On March 22, 2005, the Company distributed to the holders of the Company's stock options a list of stock option-related questions and answers relating to the Offer and the Merger. A copy of the list of questions and answers is filed as Exhibit (a)(12) hereto and is incorporated herein by reference.

ITEM 9.    EXHIBITS.

(a)(1)	Offer to Purchase, dated February 24, 2005 (incorporated herein by reference to Exhibit (a)(1)(A) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(2)	Letter of Transmittal (incorporated herein by reference to Exhibit (a)(1)(B) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(3)	Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit (a)(1)(C) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(4)
Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated herein by reference to Exhibit (a)(1)(D) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(5)
Letter to clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated herein by reference to Exhibit (a)(1)(E) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(6)
Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(1)(F) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(7)	Text of the joint press release issued by DII and AMX, dated February 15, 2005 (incorporated herein by reference to the Schedule 14D-9 of the Company filed with the SEC on February 15, 2005).*
(a)(8)	Letter to shareholders from Robert J. Carroll, dated February 24, 2005.*
(a)(9)
Form of Summary Advertisement Published in the Wall Street Journal on February 24, 2005 (incorporated herein by reference to Exhibit (a)(5)(B) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(10)	Opinion of Seven Hills Partners, LLC, dated February 15, 2005 (included as Annex B hereto).*
(a)(11)	Text of Joint Press Release Issued by AMX and DII, dated March 18, 2005.*
(a)(12)	Questions and Answers for AMX Optionholders, dated March 22, 2005.
(e)(1)
Agreement and Plan of Merger, dated February 15, 2005, among Parent, Purchaser and AMX (incorporated herein by reference to Exhibit (d)(1) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(e)(2)
Support/Tender Agreement, dated February 15, 2005, by and between Parent and Scott D. Miller (incorporated herein by reference to Exhibit (d)(4) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(e)(3)
Support/Tender Agreement, dated February 15, 2005, by and between Parent and Peter D. York (incorporated herein by reference to Exhibit (d)(3) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(e)(4)
Support/Tender Agreement, dated February 15, 2005, by and between Parent and certain shareholders of AMX (incorporated herein by reference to Exhibit (d)(2) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(e)(5)
Confidentiality Agreement, dated as of November 23, 2004, by and between AMX and DII (incorporated herein by reference to Exhibit (d)(5) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*

(e)(6)	The Information Statement of the Company, dated February 24, 2005 (included as Annex A hereto).*
(e)(7)
AMX Corporation 1993 Stock Option Plan, accompanied by forms of Incentive Stock Option and Non-qualified Stock Option Agreements (Incorporated by reference from Exhibit 10.1 to the Registrant's Form S-1 filed September 13, 1995, as amended, File No. 33-96886).*
(e)(8)
1996 Employee Stock Purchase Plan, accompanied by forms of Enrollment/Change Form, Section 16b Participation Form and Stock Purchase Agreement (Incorporated by reference from Exhibit 10.4 to the Registrant's Form S-1 filed September 13, 1995, as amended, File No. 33-96886).*
(e)(9)
First Amendment to AMX Corporation 1996 Employee Stock Purchase Plan (Incorporated by reference from Exhibit 10.5 to the Registrant's Form 10-Q for the period ended September 30, 2001, File No. 0-26924).*
(e)(10)
Second Amendment to AMX Corporation 1996 Employee Stock Purchase Plan (Incorporated by reference from Exhibit 10.6 to the Registrant's Form 10-Q for the period ended September 30, 2001, File No. 0-26924).*
(e)(11)	Third Amendment to AMX Corporation 1996 Employee Stock Purchase Plan.*
(e)(12)	AMX Corporation 1999 Equity Incentive Plan (Incorporated by reference from Exhibit 10.25 to the Registrant's Form 10-K for the fiscal year ending March 31, 1999, File No. 0-26924).*
(e)(13)
Employment Agreement dated February 17, 2003 between the Registrant and Scott Norder (Incorporated by reference from Exhibit 10.28 to the Registrant's Form 10-K for the fiscal year ended March 31, 2003, File No. 0-26924).*
(e)(14)
Employment Agreement dated June 1, 2003 between the Registrant and Patrick Gallagher (Incorporated by reference from Exhibit 10.1 to the Registrant's Form 10-Q for the period ended June 30, 2003, File No. 0-26924).*
(e)(15)
Employment Agreement dated June 1, 2003 between the Registrant and Michael Olinger (Incorporated by reference from Exhibit 10.1 to the Registrant's Form 10-Q for the period ended June 30, 2003, File No. 0-26924).*
(e)(16)	Employment Agreement dated August 23, 2004 between the Registrant and Carl Evans.*
(e)(17)	Employment Agreement dated August 23, 2004 between the Registrant and Peter Nohren.*
(e)(18)	Employment Agreement dated August 23, 2004 between the Registrant and Steve Byars.*
(e)(19)
Employment Agreement dated January 5, 2005 between the Registrant and Robert J. Carroll (Incorporated by reference from Exhibit 99.1 to the Registrant's Form 8-K filed January 10, 2005, File No. 0-26924).*
(e)(20)	Employment Agreement dated January 25, 2005 between the Registrant and Chris Apple (Incorporated by reference from Exhibit 99.1 to the Registrant's Form 8-K filed January 28, 2005, File No. 0-26924).*
(g)	None.

*
Previously filed

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

AMX CORPORATION
By:	/s/ C. Chris Apple
Name:	C. Chris Apple
Title:	Vice President and Chief Financial Officer
Date:	March 22, 2005

EXHIBIT INDEX

(a)(1)	Offer to Purchase, dated February 24, 2005 (incorporated herein by reference to Exhibit (a)(1)(A) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(2)	Letter of Transmittal (incorporated herein by reference to Exhibit (a)(1)(B) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(3)	Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit (a)(1)(C) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(4)
Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated herein by reference to Exhibit (a)(1)(D) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(5)
Letter to clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated herein by reference to Exhibit (a)(1)(E) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(6)
Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(1)(F) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(7)	Text of the joint press release issued by DII and AMX, dated February 15, 2005 (incorporated herein by reference to the Schedule 14D-9 of the Company filed with the SEC on February 15, 2005).*
(a)(8)	Letter to shareholders from Robert J. Carroll, dated February 24, 2005.*
(a)(9)
Form of Summary Advertisement Published in the Wall Street Journal on February 24, 2005 (incorporated herein by reference to Exhibit (a)(5)(B) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(a)(10)	Opinion of Seven Hills Partners, LLC, dated February 15, 2005 (included as Annex B hereto).*
(a)(11)	Text of Joint Press Release Issued by AMX and DII, dated March 18, 2005.*
(a)(12)	Questions and Answers for AMX Optionholders, dated March 22, 2005.
(e)(1)
Agreement and Plan of Merger, dated February 15, 2005, among Parent, Purchaser and AMX (incorporated herein by reference to Exhibit (d)(1) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(e)(2)
Support/Tender Agreement, dated February 15, 2005, by and between Parent and Scott D. Miller (incorporated herein by reference to Exhibit (d)(4) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(e)(3)
Support/Tender Agreement, dated February 15, 2005, by and between Parent and Peter D. York (incorporated herein by reference to Exhibit (d)(3) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(e)(4)
Support/Tender Agreement, dated February 15, 2005, by and between Parent and certain shareholders of AMX (incorporated herein by reference to Exhibit (d)(2) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*
(e)(5)
Confidentiality Agreement, dated as of November 23, 2004, by and between AMX and DII (incorporated herein by reference to Exhibit (d)(5) to the Schedule TO of Purchaser filed with the SEC on February 24, 2005).*

(e)(6)	The Information Statement of the Company, dated February 24, 2005 (included as Annex A hereto).*
(e)(7)
AMX Corporation 1993 Stock Option Plan, accompanied by forms of Incentive Stock Option and Non-qualified Stock Option Agreements (Incorporated by reference from Exhibit 10.1 to the Registrant's Form S-1 filed September 13, 1995, as amended, File No. 33-96886).*
(e)(8)
1996 Employee Stock Purchase Plan, accompanied by forms of Enrollment/Change Form, Section 16b Participation Form and Stock Purchase Agreement (Incorporated by reference from Exhibit 10.4 to the Registrant's Form S-1 filed September 13, 1995, as amended, File No. 33-96886).*
(e)(9)
First Amendment to AMX Corporation 1996 Employee Stock Purchase Plan (Incorporated by reference from Exhibit 10.5 to the Registrant's Form 10-Q for the period ended September 30, 2001, File No. 0-26924).*
(e)(10)
Second Amendment to AMX Corporation 1996 Employee Stock Purchase Plan (Incorporated by reference from Exhibit 10.6 to the Registrant's Form 10-Q for the period ended September 30, 2001, File No. 0-26924).*
(e)(11)	Third Amendment to AMX Corporation 1996 Employee Stock Purchase Plan.*
(e)(12)	AMX Corporation 1999 Equity Incentive Plan (Incorporated by reference from Exhibit 10.25 to the Registrant's Form 10-K for the fiscal year ending March 31, 1999, File No. 0-26924).*
(e)(13)
Employment Agreement dated February 17, 2003 between the Registrant and Scott Norder (Incorporated by reference from Exhibit 10.28 to the Registrant's Form 10-K for the fiscal year ended March 31, 2003, File No. 0-26924).*
(e)(14)
Employment Agreement dated June 1, 2003 between the Registrant and Patrick Gallagher (Incorporated by reference from Exhibit 10.1 to the Registrant's Form 10-Q for the period ended June 30, 2003, File No. 0-26924).*
(e)(15)
Employment Agreement dated June 1, 2003 between the Registrant and Michael Olinger (Incorporated by reference from Exhibit 10.1 to the Registrant's Form 10-Q for the period ended June 30, 2003, File No. 0-26924).*
(e)(16)	Employment Agreement dated August 23, 2004 between the Registrant and Carl Evans.*
(e)(17)	Employment Agreement dated August 23, 2004 between the Registrant and Peter Nohren.*
(e)(18)	Employment Agreement dated August 23, 2004 between the Registrant and Steve Byars.*
(e)(19)
Employment Agreement dated January 5, 2005 between the Registrant and Robert J. Carroll (Incorporated by reference from Exhibit 99.1 to the Registrant's Form 8-K filed January 10, 2005, File No. 0-26924).*
(e)(20)	Employment Agreement dated January 25, 2005 between the Registrant and Chris Apple (Incorporated by reference from Exhibit 99.1 to the Registrant's Form 8-K filed January 28, 2005, File No. 0-26924).*
(g)	None.

*
Previously filed

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  ITEM 4. THE SOLICITATION OR RECOMMENDATION.
  ITEM 8. ADDITIONAL INFORMATION.
  ITEM 9. EXHIBITS.
SIGNATURE
EXHIBIT INDEX